Exhibit 99.2

i2 TECHNOLOGIES, INC

Conference Call Script

July 22, 2004

4:00 p.m. CDT

Moderator	Ladies and gentlemen, thank you for standing by. Welcome to the Second Quarter 2004 Earnings Release conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. As a reminder, this conference is being recorded.

I would now like to turn the conference over to Mr. Barry Sievert. Please go ahead.

B. Sievert	Thank you, John. I’d like to welcome everyone to our conference call this afternoon. We released our second quarter 2004 results today and the release crossed the wire at 3:40 p.m. Central Time. Joining me today are Katy Murray, i2’s Chief Financial Officer; and Sanjiv Sidhu, i2’s Chairman and CEO who will deliver some prepared remarks. Following the prepared commentary, we will open the call up for Q&A. I’d like to remind you that the comments we’ll make today are subject to the SEC’s safe harbor provisions. During our commentary and the question and answer session, we will make estimates and forward-looking statements that are the current beliefs and opinions of certain members of i2 management.

These statements are indicated by such terms as plan to, preliminary, goal, will, belief, targeting, expect, anticipate, enhance, and likely. They may include statements regarding future revenues and expenses, earnings and operations, as well as statements regarding demand for the company’s solutions and the company’s ability to achieve its targets, goals and initiatives. We can give no assurance regarding the achievement of these forward-looking statements as they are only estimates and the actual outcomes may be significantly different.

Additionally, we expect that these forward-looking statements will change in the normal course of our business and management specifically disclaims any obligation to update forward-looking statements that we may make on today’s call. Please refer to the sections in i2’s filings with the SEC captioned “forward-looking statements” and “factors that may affect future results” in the MD&A section of our most recent 10-K and 10-Q filings with the SEC which are available on our web site.

With that, I’d now like to turn the call over to i2’s CFO, Katy Murray.

K. Murray	Thank you, Barry. Good afternoon and thank you for joining us today for the release of i2’s second quarter 2004 results. The second quarter was significant for many reasons. Bookings for core license and development services were up significantly as compared to the last four quarters. Operating cash flow performance improved significantly and deferred revenue, excluding the effect of contract revenue, was up for the second quarter in a row by $6 million.

Also, during the quarter, the company was able to make progress in several non-operating areas. We announced the settlement of the SEC enforcement proceedings against the company, a definitive agreement to settle the consolidated shareholder class action and derivative lawsuits, and a $100 million equity investment by an affiliate of Q Investments.

Before I begin the financial review, I would like to update everyone on i2’s current listing status. We were now taking steps to start the process for re-applying for listing on the NASDAQ. As part of that process, it is our expectation that we will be seeking shareholder approval for a reverse split since the initial listing criteria for the NASDAQ requires a $5 minimum share price. We are currently expecting to hold our annual shareholder meeting in the fourth quarter. However, at this time, a specific date has not yet been set. Given we are in a very early stages of starting this process, we are not able to predict with certainty the timing or the outcome of the re-listing process.

As we continue to put these non-operational issues behind the company, we are once again able to focus our attention on the execution of our business plan. The second quarter’s operational results demonstrate progress in that effort and I will now highlight this quarter’s financial results.

Total revenues for the second quarter, which include contract revenues, were $111 million, up from $84 million in the prior quarter. Excluding contract revenue, operating revenues were $79 million, slightly better than the operating revenues of $78 million in the previous quarter. Our revenues were spread globally, with 70% of total revenue recognized originating in the Americas, 17% from EMEA, and 13% from the Greater Asia region which includes Japan.

For the second quarter, total license revenues recognized were $12.0 million, down slightly from the $12.4 million recognized in the previous quarter. License revenues in the quarter include $9.2 million of revenue that is recurring in nature, mainly from our content business and $2.8 million of core license revenue. We recognized 15 core license transactions with an ASP of $189,000. For core license transactions over $100,000, the ASP was $479,000. This compares to 21 core license transactions with an ASP of $167,000 and an ASP of $308,000 for core license transactions over $100,000 in the prior quarter.

Development services revenue recognized was $9.2 million in the second quarter, an increase of 39% from the prior quarter. We recognized revenue from 47 development service projects having an ASP of $196,000 in the second quarter and we exited the quarter with 72 active projects. This compares to the first quarter where we recognized revenue from 45 projects with an ASP of $153,000 and we exited the quarter with 68 active projects. These projects, which include both license and services, are recognized, on average, over a three to four quarter period. Since there is a license portion to this revenue line, we feel that it is important to begin providing some visibility to the breakout between license and services.

In Q2, the license component of the $9.2 million of development services revenue was approximately $2.8 million. This compares to $2.2 million in the prior quarter. In the second quarter, new customers accounted for 32% of core license and development services revenue recognized, which is a significant improvement over the prior quarter’s 8%. In addition, we recognized two deals over $1 million this quarter compared to zero in Q1.

On a vertical basis, the high-tech industry accounted for 44% of core license and development services revenue recognized, the CPG and retail industry contributed 24%, metals customers accounted for 16%, automotive and industrial sectors accounted for 12%, and various other industries contributed 4%.

I would now like to talk in a bit more detail about bookings for the quarter. Bookings are the measure we use internally to measure the business and represent the contracted value of licensed IT and/or development services. Bookings convert to revenue as contractual obligations are met. Bookings for the combination of core license and development services revenue were $24 million in the second quarter, up sequentially from the first quarter bookings and significantly more than the $12 million of core license and development service revenue recognized in the quarter. We do expect to see variability in bookings from quarter-to-quarter.

Another area I would like to spend a few minutes on is some of the financial details relating to the three supply chain leader deals that were announced this quarter. The total contracted value for the three deals is in excess of $50 million, which represents fees for license, services, and maintenance. Two of these transactions have contractual terms of three years with the third transaction having a longer contractual term. It is important to note that each deal represents, in part, incremental revenue to be recognized over that contractual term. The license and maintenance fees recognized from these deals will be accounted for as subscription revenue, which we report in our income statement as recurring license revenue. Therefore, you will see a decrease in reported maintenance revenue in future quarters relating to these three customers. Services revenue will be recognized as services are provided.

In regards to other revenue line, we recognized $28 million in services revenue in the quarter, which is consistent with the prior quarter. Service revenue in the second quarter included approximately $3.1 million of related T&E expense as compared to $2.7 million in the first quarter of 2004. For maintenance, we’ve recognized $30 million of revenue this quarter as compared to $31 million recognized in the prior quarter.

In this quarter, we also recognized $32 million of contract revenue, which represents amounts carried on our balance sheet as deferred revenue as a result of our restatement. This was significantly more than the $6 million recognized in the first quarter.

I would like to reiterate again that the timing of the recognition of this deferred contract revenue is difficult to predict and is not typically associated with current business or current cash collections. Therefore, I encourage investors and analysts to consider this when evaluating the company’s current performance and financial results and also when building financial models.

On the expense side, we are reporting total GAAP costs and operating expenses of $93 million for the quarter. Of this amount, I want to highlight some notable expense items. There was approximately $4 million for restructuring expenses that were incurred in the second quarter, $2 million of operating expense related to employees no longer with the company, $1 million of legal expenses associated with the SEC and class action litigation, and $1 million of cost related to the contract revenue recognized in this quarter. In addition, cost of license for the second quarter was lower than it would have been by $3 million due to the reversal of some accruals that had been taken in earlier periods for potential customer claims that were no longer needed.

We are exiting the second quarter with an operating expense run rate of approximately $85 million, which does not include potential expense items like the ones discussed above.

We are reporting GAAP operating income of $18 million for the quarter as compared to a $24 million GAAP operating loss in the prior quarter. Other income was negative this quarter by $4 million primarily as a result of the continued disparity between our interest expense and the returns we were able to achieve on our cash balances.

GAAP net income for the second quarter totaled $12 million, or $0.02 per fully diluted share.

I feel like it is important again to note that this quarter we recognized approximately $32 million of contract revenue, which represents those amounts carried on our balance sheet as deferred revenue as the result of our recent restatement.

In the prior quarter, we reported a net loss of $30 million, or a loss of $0.07 per share. The first quarter’s operating and net results included the $6 million in contract revenue recognized and $10 million for the accrual for the potential settlement with the SEC.

Our June 30th cash and investments balance was $345 million, which represents a net increase of $55 million in the quarter. Significant cash inflows this quarter included $120 million in proceeds from the sale of preferred stock to an affiliate of Q Investments, and common stock to CEO Sanjiv Sidhu.

Significant uses of the cash included $53 million towards the settlement of the SEC enforcement proceedings, class action and derivative lawsuits, and legal expenses associated with those activities; $6 million were paid for restructuring-related activities, and we made our semi-annual interest payment of approximately $9 million this quarter. Other items to note are that depreciation and amortization expense was $3 million for the quarter, and we spent less than $500,000 on capital expenditures.

DSOs for the quarter were 27 days, which included the beneficial effects of the restated deferred contract revenue recognized in the quarter, and 35 days without. We ended the quarter with $187 million of deferred revenues, of which $86 million is the net restated deferred contract revenue. Excluding the net deferred contract revenue balance, deferred revenues increased $6 million on a net basis quarter-over-quarter. Again, this is an increase in two quarters in a row.

Another area to highlight on our balance sheet is that total accrued liabilities decreased on a net basis by $58 million. Significant payments this quarter include a $10 million payment to the SEC related to the enforcement proceedings, $42 million for the class action and derivative lawsuits, and the $9 million semi-annual interest payment made this quarter.

Total headcount at the end of the quarter was 2,199, down 198 from the reported 2,397 at March 31st. We finished the quarter with 100 quota-carrying reps within our sales organization. While we’re down a net three quota-carrying sales reps from the prior quarter, we are currently hiring sales reps, and have over ten open, active positions where we are currently interviewing candidates.

We believe we are taking the right steps to bring i2 back to profitability by focusing on increasing bookings and revenues and decreasing our operating costs. In addition, we will continue to evaluate opportunities to deleverage our balance sheet. While we had some significant cash payments this quarter, we are continuing to focus on improving our cash flow from operation, and with $345 million in cash and investments, we feel that our liquidity remains strong and we can focus on executing to our business plans.

With that, I will turn the call over to Sanjiv.

Sanjiv Sidhu	Thank you, Katy. I know that all i2ers share my satisfaction in seeing the progress we’re making. The quarter shows many improvements. We’ve met and even exceeded many of the objectives we set out for ourselves this quarter. So let me review some of these accomplishments. As you remember, I last spoke to you from Planet, i2’s conference in San Diego in April. So this is the fitting place for me to begin my comments on our performance for the last three months.

We were privileged to host almost 1,400 participants at i2 Planet from around the world. We left the conference buoyed by the support of our customers, buoyed by the three big supply chain leader deals that we signed, and the enthusiastic response to our closed-looped supply chain management solutions. As industry analyst firm, ARC Advisory Group noted, “There were case stories of far reaching supply chain transformation from users that one does not hear about at other supplier’s shows.” i2 continues to stand for the best in supply chain management. Then, Bruce Richardson from AMR summed it up when he wrote, “I left Planet believing I had witnessed the first real bounce back for i2.”

So let me now tell you about how we are bouncing back. Katy did cover the details of our financial performance improvements. What I’d like to do is highlight four of the key financial achievements: first, we achieved $24 million of license and development services bookings, much better than any of the last four quarters; second, we improved cash flow performance very significantly; third, we increased deferred revenue by over $6 million, excluding the effect of contract revenue; and fourth, we reduced operating costs significantly. While we’re excited by this improvement, we still have work to do to get us to sustainable profitability, but this quarter proves that we are well within sight of that goal.

So next, let me discuss sales execution. We implemented new programs to strengthen sales execution. These programs are showing results. We also added new talent in all three regions with Steve Minisini now leading Americas, Hiten Varia leading Greater Asia-Pacific, and Ken Coulter joining the EMEA team under Jim Contardi. We also added several professional sales leaders to strengthen coverage in the Americas, and we’re adding a new strategic account sales team in the U.S. and plan to add key talent to that team over the coming weeks.

With that, let me move on and discuss accomplishments in the key area of customer satisfaction. This past quarter, we asked a third party firm to take the pulse of our customer satisfaction; as you know, we do this twice a year. Now, I’m proud to announce that we’ve seen significant improvements again. Most of our key survey metrics, including customers’ likelihood to renew maintenance and to recommend i2 solutions to others, are at an all-time high. Customers are telling us that they are increasingly satisfied with our solutions, increasingly satisfied with our consulting teams, and our customer support services. I really want to thank customers and all i2ers for these phenomenal results.

Next, is growth in new business. While our current customers are critical to us, so is growing new business. As Katy mentioned, revenue from new customers was almost a third of our license and development services revenue recognized this quarter, up from 8% last quarter. In the retail sector, we had a very gratifying win with Bed, Bath & Beyond. We are very committed to the retail sector. We see this as a key growth area for the company. We have a differentiated solution for retailers; a solution enables them to proactively manage their business - managing inventories, promotions, replenishments, transportation and new product introductions. We also won a new contract with HP for their ProCurve Networking division.

In the metals industry, we added Severstal in Russia as a new customer. Severstal will be using i2’s master planning and profit optimization solutions. Currently they have more demand than capacity, so Severstal’s goal is to decide which orders to take to maximize profit and customer requests.

We also added several new customers in the Greater Asia-Pacific region. In the Philippines, for example, we added Petron. Petron is a major oil company that will be using i2’s downstream oil solution. We won this deal in a highly competitive sales cycle that was ultimately won by the demonstration of our solution in their environment. No one else could match i2’s capabilities.

As further evidence of our growing new customer momentum, I’m also pleased to tell you that Kia just joined our roster of top tier automotive companies that have selected i2 as their technology partner. Just last week, Kia and i2 made a commitment to install i2 service parts management to enhance Kia’s customer service and to reduce their dealer inventory costs.

With that, let me now discuss progress with our new products. The success that you’re seeing in the license booking growth is being driven in part by demand for a newer solutions for closed-loop supply chain management. With these advanced solutions, we’re helping customers implement what has become known as composite applications, applications that tie multiple disparate processes and systems together to perform a closed-loop workflow.

The three major deals that we closed this quarter in our supply chain leaders program are examples of this next generation in supply chain management. Our newer solutions help customers to implement a proven operational improvement paradigm called Plan-Do-Check-Act. This is extremely similar to the popular SixSigma approach that you hear of so often. So our closed-loop solution supports visibility, supports event management, supports collaborative planning and execution and master data management across disparate systems in a broad value chain.

Our master data management solution, for example, is now being deployed in a number of customer sites ranging from Woolworth’s in Australia, Infineon in Germany, NEC in Japan, and others, as they use the technology and data service to synchronize supply chain across disparate systems. As you noticed, I had to say Infineon in Germany. NEC in Japan, for example, is committed to a worldwide project to expand the use of MDM in a global roll out that will enable them to introduce new products much more quickly across the multiple systems that they have across the multiple business units that they have.

Composite applications, once again, are applications that enable companies to create true closed-loop management. These represent the future of supply chain management, and clearly, i2 is leading that future.

As you can sense from my enthusiasm, I’m pleased with the progress we’ve made to set i2 on a rebound course. I believe that now is the time to attract a world class CEO for i2. We’ve just hired Heidrick & Struggles to conduct the search. I plan to continue as CEO until we find the next CEO, at which point, I plan to continue as Chairman of the Board. This will give me an opportunity to spend more time with customers, to help understand emerging customer needs, such that these needs can be converted into differentiated technology solutions for i2 and our customers. I do remain very committed to i2, as committed as I’ve ever been.

In conclusion, we’ve made tremendous progress. I’d like to thank all i2ers and thank all supporters for their efforts to bring us to this point. I believe that the achievements of this quarter will energize i2ers, further improving the value that we can add to customers. We still have work ahead of us to return i2 to a healthy profitable company, but as a re-energized team, we’re really ready for this challenge.

With that, we’d like to take questions.